Exhibit 10.18
174A (2/03)
LEASE AMENDMENT NINE
(Expansion/Co-Terminous)
     THIS LEASE AMENDMENT NINE (“Amendment”) is made as of the 21st day of February, 2007, between CMD Realty Investment Fund IV, L.P. (“Landlord”), an Illinois limited partnership, and IntercontinentalExchange, Inc. (“Tenant”), a Delaware corporation.
     A. Landlord and Tenant are the current parties to that certain Office Lease (“Original Lease”) dated June 8, 2000, for space currently described as Suites 500, 600 and 650 (collectively, “Premises”) in the building (“Building”) known as 2100 RiverEdge, located at 2100 RiverEdge Parkway, Atlanta, Georgia 30328 (“Property”), which lease has heretofore been amended by Lease Amendment One dated April 30, 2001, Lease Term Adjustment Confirmation Letter dated August 2, 2001, Lease Amendment Two dated March 6, 2003, Lease Amendment Three dated September 10, 2003, Lease Amendment Four dated June 4, 2004, Lease Amendment Five dated October 28, 2004, Lease Amendment Six dated October 12, 2005, Lease Amendment Seven dated May 12, 2006, Lease Term Confirmation letter dated October 26, 2006, and Lease Amendment Eight dated November 28, 2006 (collectively, and as amended herein, “Lease”).
     B. The parties mutually desire to amend the Lease on the terms hereof.
     NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows.
     1. Additional Premises. The space currently known as Suite LL-9 on the lower level of the Building (“Additional Premises”), the approximate location of which is shown on Exhibit A hereto, and which shall be deemed to contain 1,773 square feet of rentable area for purposes hereof, shall be added to and become a part of the Premises commencing on the earlier to occur of (i) Tenant’s occupancy of the Additional Premises for business purposes, or (ii) May 1, 2007 (“Additional Premises Commencement Date”) and continuing co-terminously with the expiration date under the Lease (“Lease Expiration Date”), as the same may be extended from time to time, subject to the terms herein. The Additional Premises Commencement Date and Lease Expiration Date shall be subject to adjustment and confirmation to the extent further described below.

***	Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     2. Base Rent For Additional Premises. Tenant shall pay monthly base rent for the Additional Premises as provided below and otherwise as provided in the Lease:

Additional
Premises
Period	Monthly Base Rent
Additional Premises Commencement Date — April 30, 2008	[***]
May 1, 2008 — April 30, 2009	[***]
May 1, 2009 — April 30, 2010	[***]
May 1, 2010 — April 30, 2011	[***]
May 1, 2011 — Lease Expiration Date	[***]
     3. Insurance and Taxes. Commencing on the Additional Premises Commencement Date: (a) Tenant shall pay Tenant’s Share for the Additional Premises of increases in Taxes over the year 2007, which shall be the Base Tax Year for the Additional Premises only, and as otherwise provided in the Lease, and (b) Tenant shall pay Tenant’s Share for the Additional Premises of increases in Insurance (as hereinafter defined) over the year 2007, which shall be the Base Insurance Year for the Additional Premises only, and as otherwise provided in the Lease. “Tenant’s Share” for the Additional Premises shall be zero and 66/100 percent (0.66%), for purposes hereof. “Insurance” shall mean costs of insurance that Landlord maintains for the Property, not limited to that required under the Lease, and which may include flood, earthquake, boiler, rent loss, workers’ compensation and employers’ liability, builders’ risk, automobile and other coverages, including a reasonable allocation of costs under any blanket policies. Landlord shall bill and Tenant shall pay Tenant’s Share of Insurance in the same manner as is provided for the payment of Taxes under Article 3 of the Original Lease. With respect to the Additional Premises only, Tenant shall not be required to pay Tenant’s Share of any Expenses other than Insurance as described above.
     4. Prorations; Consolidated or Separate Billings. If the Additional Premises Commencement Date does not occur at the beginning of an applicable payment period under the Lease, Landlord shall reasonably pro rate Tenant’s payment obligations on a per diem basis. The Base Rent, Insurance, Taxes, and all other rentals and charges respecting the Additional Premises are sometimes herein called “Additional Premises Rent”. Landlord may compute and bill Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Premises as one unit for computation and billing purposes.

***	Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     5. Other Terms. Commencing on the Additional Premises Commencement Date, the Additional Premises shall be added to, and become part of, the Premises under the Lease, and all applicable provisions then or thereafter in effect under the Lease shall also apply to the Additional Premises (including, without limitation, the Extension Option pursuant to Exhibit D attached to Lease Amendment Seven), except as provided to the contrary herein.
     6. Electricity; Janitorial Services. With respect to the Additional Premises only, Tenant shall pay for and arrange to have installed in the Additional Premises an electricity submeter to measure consumption of electricity in the Additional Premises. Landlord will monitor and use readings from such submeter to bill Tenant for electricity consumed in the Additional Premises as additional Rent. Tenant will also arrange for and pay for janitorial service to the Additional Premises, and Landlord shall have no responsibility hereunder to provide any such service to the Additional Premises.
     7. Condition of Additional Premises; Removal/Installation of Equipment; Supplemental HVAC; Additional Electrical Capacity for Additional Premises. Tenant has inspected, or had an opportunity to inspect, the Additional Premises (and portions of the Property, Systems and Equipment providing access to or serving the Additional Premises), and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as may be expressly provided under the Lease and except that Landlord will, within fifteen (15) days after the execution and delivery of this Amendment by Landlord and Tenant and at Landlord’s expense, remove from the Additional Premises any and all existing supplemental HVAC, UPS and racking systems located within the Additional Premises (“Work”). Notwithstanding the foregoing to the contrary, Landlord hereby represents that to Landlord’s actual knowledge as of the date of this Amendment: (i) the existing mechanical, electrical, plumbing, halon fire suppression system and HVAC equipment servicing the Additional Premises are in good working order, and (ii) there are no current material violations of Laws affecting Tenant’s use of the Additional Premises. “Landlord’s actual knowledge” herein means the actual knowledge of the Asset Manager for the management company for the Property. If Tenant needs supplemental air conditioning for computer equipment, Tenant may install and operate supplemental HVAC equipment pursuant to Exhibit B hereto.
     In addition, if the existing conduits serving the Additional Premises do not have the capacity for the total electrical load needed by Tenant for the Additional Premises, Tenant shall have the right to add additional “Electrical Conduit Building Penetrations” (which term is intended to mean conduits, panels, equipment and related items necessary to increase the capacity of the electrical system of the Additional Premises to meet the total electrical load needed by Tenant), provided that the installation and subsequent use of such items by Tenant shall be at Tenant’s sole expense, shall not adversely affect the Building, Systems and Equipment or other tenants of the Building and shall be subject to the other terms and conditions of Article 9 of the Original Lease (including Landlord’s right to review and approve plans for any such work by Tenant).
     8. Early Access; Possession Date; Confirmation of Dates. Landlord shall permit Tenant to enter the Additional Premises on the day immediately following completion of the

Work described in Section 7 above (“Possession Date”) but Tenant shall with respect to the Additional Premises have no obligation to pay Landlord the Additional Premises Rent (consisting of Base Rent, Taxes and Insurance) for such period prior to the Additional Premises Commencement Date (as defined in Section 1 above). During any period that Tenant shall enter the Additional Premises prior to the Additional Premises Commencement Date to perform Work under Exhibit B hereto, or to install telecommunications and computer cabling, equipment and furniture, Tenant shall comply with all terms and provisions of the Lease, except that the Additional Premises Commencement Date shall not occur based on such early possession for such purposes. The Additional Premises Commencement Date shall be the earlier to occur of (i) Tenant’s occupancy of the Additional Premises for business purposes, or (ii) May 1, 2007. Landlord and Tenant shall execute a confirmation of any dates herein in such form as Landlord may reasonably request; any failure to respond within thirty (30) days after Landlord provides such written confirmation shall be deemed an acceptance of the dates set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s determination of such dates, Tenant shall pay Additional Premises Rent and perform all other obligations commencing and ending on the dates determined by Landlord, subject to refund or credit against Additional Premises Rent when the matter is resolved.
     9. Additional Generator. Tenant shall have the right, at its sole cost and otherwise on the terms and conditions of Exhibit F to the Original Lease, to install an additional emergency generator in a location to be designated by Landlord.
     10. Real Estate Brokers. Landlord and Tenant hereby: (a) mutually represent to each other that they have dealt only with CB Richard Ellis, Inc. (representing Tenant) and PM Realty Group (representing Landlord) as broker, salesperson, agent or finder in connection with this Amendment (and to whom Landlord shall pay a commission pursuant to separate written agreement), and (b) mutually agree to defend, indemnify and hold each other harmless from and against all liabilities and expenses (including reasonable attorneys’ and expert witness fees, and court costs) arising from any breach of their respective foregoing representations.
     11. Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter into the same by Landlord. This Amendment shall not be binding on Landlord unless and until fully signed and delivered by both parties. Tenant’s execution of this Amendment constitutes a firm offer to enter into the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord. During such period, Landlord may proceed in reliance thereon, but such acts shall not be deemed an acceptance.
     12. Whole Amendment; Full Force and Effect; Conflicts. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern.
     13. Interpretation. This Amendment shall be interpreted in a reasonable manner in conjunction with the Lease. If an Exhibit is attached to this Amendment, the term “Lease” therein shall refer to this Amendment or the Lease as amended, and terms such as “Commencement Date” and “Lease Term” shall refer to analogous terms in this Amendment, all as the context expressly provides or reasonably implies. Unless expressly provided to the contrary herein: (a) any terms defined herein shall have the meanings ascribed herein when used as capitalized terms in other provisions hereof, (b) capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease, and (c) non-capitalized undefined terms herein shall be interpreted broadly and reasonably to refer to terms contained in the Lease which have a similar meaning, and as such terms may be further defined therein.
     14. Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
[Signatures are on next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:	CMD Realty Investment Fund IV, L.P. [SEAL] an Illinois limited partnership

	By:	CMD/Fund IV GP Investments, L.P.,
an Illinois limited partnership, its general partner

	By:	CMD REIM IV, Inc., an Illinois corporation,
its general partner

	By:	Wind Realty Partners, an Illinois general
partnership, as agent

/s/ Andrew Runge
Andrew Runge
Senior Vice President

TENANT:	IntercontinentalExchange, Inc. [SEAL] a Delaware corporation
/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chairman and Chief Executive Officer

EXHIBIT A
FLOOR PLATE SHOWING ADDITIONAL PREMISES

A-1

EXHIBIT B	109E-1 (1/01)
SUPPLEMENTAL HVAC — CEILING OR EXTERIOR
(For Computer Room)
     1. Supplemental HVAC Equipment in Suspended Ceiling or Exterior Area. Tenant shall have a continuing license to install and operate reasonable supplemental air conditioning equipment (up to a maximum cooling capacity to be designated by Landlord) for Tenant’s computer room in the Premises (such equipment, together with any related connecting lines or additional conduits or other related equipment and facilities, collectively referred to herein as the “Supplemental HVAC Equipment”), subject to the other provisions hereof, including the following provisions: (a) at Landlord’s option, such Supplemental HVAC Equipment shall consist of smaller “Leibert-type” units installed in the suspended ceiling above the Premises (“Suspended Ceiling”), if such installation is a feasible method to provide adequate capacity as reasonably determined by Landlord, (b) if Landlord reasonably determines that such smaller units cannot feasibly be located in the Suspended Ceiling so as to provide adequate capacity, or if Landlord otherwise so elects, such Supplemental HVAC Equipment shall consist of a larger unit or units located in an area designated by Landlord on the roof or other exterior area of the Property (“Exterior Space”), (c) the Supplemental HVAC Equipment shall be installed and operated at Tenant’s sole cost and expense. The term (“Term”) of this license shall continue until the earlier to occur of the expiration or earlier termination of the Lease or Tenant’s abandonment of the Premises.
     2. Utilities, Repairs, Alterations or Installation of New Supplemental HVAC Equipment. Tenant:
     (a) shall not install the Supplemental HVAC Equipment, or make any repairs, alterations, additions or improvements to the Exterior Space or the Supplemental HVAC Equipment, without the prior written consent of Landlord concerning all details thereof, including, but not limited to, the size, weight, and location of the Supplemental HVAC Equipment. Landlord shall not unreasonably withhold or delay such consent, except that Landlord reserves the right to withhold consent in Landlord’s sole discretion for work affecting the structure or safety of the Property or the appearance of the Property from any common or public areas,
     (b) agrees that (i) any work hereunder, including the installation, repairs, alterations, additions or improvements, of the Supplemental HVAC Equipment shall be performed in a good and workmanlike manner and customary industry practices and procedures, in accordance with all governmental requirements and in accordance with all provisions of the Lease respecting work to the Premises, including without limitation Article 9 of the Original Lease, and any Property reasonable rules, standards or other requirements for similar equipment and/or under the supervision of Landlord’s employees or agents, and in a manner so as to avoid damage to the Property, (ii) all work affecting the Exterior Space shall be performed by contractors approved or designated by Landlord (any work affecting the roof must be performed by Landlord’s roofing contractor),

     (c) shall make any necessary repairs or replacements, and thereafter properly operate, inspect, repair, maintain and replace the Supplemental HVAC Equipment (if Tenant thereafter desires to replace the Supplemental HVAC Equipment), all in accordance with manufacturer’s specifications and through the services of a qualified HVAC contractor, and shall have a contract for regular inspection and servicing by a qualified contractor reasonably designated or approved by Landlord in writing, all at Tenant’s sole expense, and
     (d) shall pay for all utilities consumed by or for the Supplemental HVAC Equipment during the Term, as extended, directly to the utility company based on separate-meters, which Tenant shall install as part of the installation of the Supplemental HVAC Equipment.
     3. Roof or Other Property Damage. Tenant shall take all appropriate reasonable actions to prevent any roof or building leaks or other damage or injury to the Exterior Space or the Property or contents thereof (collectively, “Property Damage”) caused by Tenant’s operation, inspection, repair, maintenance, alteration, installation or replacement of the Supplemental HVAC Equipment, and shall promptly notify Landlord of any such Property Damage. In the event of any such Property Damage, Landlord may: (i) require that Tenant pay Landlord’s reasonable costs for repairing such Property Damage within thirty (30) days after Landlord submits an invoice and reasonable supporting documentation therefor, or (ii) require that Tenant perform the necessary repairs in a good and workmanlike manner using a contractor designated or approved by Landlord at Tenant’s expense within thirty (30) days after Landlord’s notice (provided, if the nature of the Property Damage is such that more than 30 days is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to repair promptly within such period, diligently seeks and keeps Landlord reasonably advised of efforts to repairs, and completes such repair within sixty (60) days following Landlord’s notice).
     4. Miscellaneous. Landlord shall permit Tenant reasonable access to the Exterior Space for the purposes permitted hereunder, during normal business hours at the Property upon reasonable advance notice and scheduling through Landlord’s management and security personnel. Access after normal business hours may be granted by Landlord in its reasonable discretion, and for such reasonable charges as Landlord shall impose. Landlord reserves the right to enter the Exterior Space, without notice, at any time for the purpose of inspecting the same, or making repairs, additions or alterations to the Property, or to exhibit the Exterior Space to prospective tenants, purchasers or others, or for any other reason not inconsistent with Tenant’s rights hereunder. In connection with exercising such rights, upon ten days prior written or oral notice to Tenant’s on-site manager (except that no notice shall be required in an emergency, e.g. to repair roof leaks associated with the Exterior Space or Supplemental HVAC Equipment), Landlord may temporarily disconnect the Supplemental HVAC Equipment and/or move the Supplemental HVAC Equipment at a time which is reasonably agreeable to Tenant. Landlord also reserves the right, from time to time upon thirty days prior written notice to Tenant, to relocate the Exterior Space and/or move or require that Tenant move the Supplemental HVAC Equipment, to another location or locations, provided: (i) Landlord shall use reasonable efforts to provide such other space that will be reasonably feasible for Tenant’s purposes, and (ii) Landlord shall pay all reasonable, direct, out-of-pocket expenses incurred by Tenant in connection therewith (excluding lost profits or other consequential damages). Tenant may not assign or sublicense its rights under this Exhibit, nor let any other party tie into or use the Supplemental HVAC Equipment or the Exterior Space, except to any Tenant Affiliate as defined in Article 13.G of the Original Lease, and any attempt to do so in violation of the foregoing shall be null and void. Tenant shall not operate the Supplemental HVAC Equipment so as to unreasonably interfere in any way with the ability of Landlord or its tenants and occupants of the Property and neighboring properties to receive radio, television, telephone, microwave, short-wave, long-wave or other signals of any sort, nor so as to unreasonably interfere with the use of any antennas, satellite dishes or other electronic or electric equipment or facilities currently or hereafter located on the Exterior Space or any floor or area of the Property or other property. If Tenant violates this Exhibit and fails to cure such violation within a reasonable period of time, Landlord shall have the right to disconnect the Supplemental HVAC Equipment until the violations are cured (without limitation as to Landlord’s other remedies under the Lease or at law or equity). Notwithstanding anything herein to the contrary, upon the expiration or earlier termination of this Lease, Tenant shall remove the Supplemental HVAC Equipment, repair any damage to the Property caused by such removal and restore any affected areas of the Property to their condition prior to installation of the Supplemental HVAC Equipment.
     5. Existing Fan-Coil Unit. Tenant shall have the right, free of charge, to use (in the Exterior Space) or discard that certain fan-coil unit (the “Unit”) currently located in the generator area of the Building. Tenant has had an opportunity to inspect the Unit, including its condition, and Landlord is making no representations or warranties, and shall have no liability whatsoever, relating to the Unit, including, but not limited to, the condition thereof or whether there is any damage thereto or defects therein, or as to any other matter pertaining to the Unit. Upon expiration or earlier termination of the Lease or Tenant’s right to possess the Premises, the Unit shall belong to Landlord and Tenant shall have no right to use or keep the same.